SDC Reports Year End 2001 Results for Newly Acquired Subsidiary,
                           Tatra, a.s.


W. PALM BEACH, Fla. - April 23, 2002 - SDC International (SDC) (OTC Bulletin Board: SDCNE) today released 2001 results for its newly acquired subsidiary, Czech Republic heavy-duty truck manufacturer, Tatra, a.s. SDC owns 51% of the outstanding shares of Tatra. SDC also announced the resignation of its auditors, KPMG Ceska Republika, s.r.o. (KPMG), and that in connection with the resignation of its former independent auditors, there exists no dispute with SDC as to the accuracy or adequacy or form of presentation of the Company's financial statements. SDC has recently begun the process of engaging a new independent auditor to complete the U.S. GAAP audit of Tatra and SDC.

Tatra's consolidated financial reports include the Tatra truck operations in Koprivnice, Czech Republic, as well as the results of Tatra's seven subsidiaries. The certified audit report was issued by KPMG in accordance with accounting principles of the Czech Republic. After being calculated in U.S. dollars, Tatra truck operation revenues for the year ending 2001 were $155 Million. Consolidated ordinary income totaled $4 million. After extraordinary charges and write downs, Tatra reported a consolidated net profit of $2.5 million, calculated at the current exchange rate.

Tatra's Finance Department has completed its conversion of Czech accounting into U. S. GAAP accounting, resulting in an operating income of $7.3 million USD, with a net after tax profit of $6.8 million USD. Based on the U. S. GAAP figures converted at Tatra, EBITDA was approximately $16.6 million USD. The consolidated assets of Tatra were $142.5 million USD, of which current assets were $73.2 million USD and the shareholders' equity of Tatra was $60.8 million USD. SDC owns 51% of Tatra.

SDC Chairman and Chief Executive Officer Ronald Adams, commented, "The Tatra financial results are impressive and reconfirms our determination over the last three years to acquire Tatra. We believe that when the acquisition purchase accounting principles are added to the financial statements, the results may be even more positive than they are currently. We achieved a strong performance from our truck unit and we are excited about the many new opportunities available to further grow our sales to both commercial and military entities. We have begun the process of engaging a new auditor and believe that the situation regarding the U. S. reporting of our numbers is resolvable."

Regarding the resignation of KPMG Ceska Republika, SDC Vice President Phil Huber said, "We regret that KPMG was unable to complete the conversion of KPMG's Czech audited numbers into U. S. GAAP and then consolidate and audit SDC under U. S. GAAP. But the rules dictate that the auditor for the primary business unit, which in the case of SDC is Tatra, must also be the auditors for SDC even though SDC is the parent. The termination of the relationship with KPMG was not anticipated; however, we believe the situation will be resolved in the very near term with the appointment of an internationally established auditing firm. We have immediately begun discussions with an accounting firm that has the personnel and capability to complete the
U. S. GAAP audit of Tatra and SDC, including the consolidation and purchase accounting required. Fundamentally, we are very pleased with the audited numbers we received from Tatra and we intend to convert these results into the appropriate form and then file with the Securities and Exchange Commission, as soon as possible."


          Exhibit 99.1 - Pg. 1


About SDC International

SDC International is a publicly traded U.S.-based company focused on acquiring well-established industrial manufacturers with substantial revenues within Central and Eastern Europe. Tatra was the first acquisition in SDC's plan. Visit the SDC website at www.sdcn.com.

Contact:  SDC International, Philip Huber, SDC Vice President, at
(212) 370-0950, or email at phuber@sdcinternational.com.
                            ---------------------------

Certain information in this announcement includes forward-looking statements regarding future events or the future performance of SDC International that involve certain contingencies and uncertainties. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual events or performance to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond SDC's control, include, among others: differences in the results of operations and financial condition of TATRA under U.S. GAAP as disclosed in this press release after the completion of the U.S. GAAP audit of TATRA and SDC by the new independent public accountants for SDC; the effects of changes in laws and regulations; the effect of interest rates, government spending, g and general economic conditions on construction, mining and other activities in which SDC's products are sold; the national and international political climate; and other factors, risks and uncertainties set forth in more detail in SDC's filings with the U.S. Securities and Exchange Commission. Actual events or performance may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors.





          Exhibit 99.1 - Pg. 2